Exhibit 99.1

KNIGHT EVP AND CFO STEVEN BISGAY ADDS RESPONSIBILITY AS CHIEF OPERATING OFFICER

Managing Director Brian Strauss promoted to the newly-created position of Chief Risk Officer

JERSEY CITY, N.J. (September 20, 2012) – Knight Capital Group, Inc. (NYSE Euronext: KCG) today announced that Executive Vice President and Chief Financial Officer Steven Bisgay has added responsibility as Chief Operating Officer, effective immediately.

Mr. Bisgay joined Knight in June 2001 and was named Chief Financial Officer in August 2007. During his tenure at the firm, Mr. Bisgay has overseen the development of Knight’s financial infrastructure, acquisitions of numerous businesses, establishment of internal audit and enhancement of reporting functions. Going forward he is responsible for all financial and operational aspects of the firm, including accounting, finance, treasury, risk management, operations, technology, human resources, business development and investor relations.

“Steve is a proven talent with expansive knowledge of Knight’s operations and tremendous respect from colleagues,” said Tom Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “After careful consideration, we concluded it was best to consolidate responsibility for all financial, operational and technology risk under a single executive.”

Mr. Joyce added, “I’m pleased with the work to date to fine-tune processes and realign resources. As a result of the efforts, I believe Knight is better situated to pursue growth from a stronger foundation.”

Knight also announced that Managing Director Brian Strauss was promoted to the newly-created position of Chief Risk Officer with global responsibility for credit, market and operational risk management. Mr. Strauss joined Knight in August 2009 and was named Chief Credit Officer in October 2010. In that role, he oversaw the buildout and enhancement of the firm’s credit control infrastructure. He will report to Mr. Bisgay.

“Brian brings a disciplined approach to risk management that speaks to the depth of his experience,” said Mr. Bisgay. “He is highly regarded within the capital markets risk community. Since joining Knight, he’s made a clear impact through building an effective team, instituting global risk management systems and advancing the firm’s handling of credit risk.”

As part of a continuing review of technology operations, Knight has initiated an internal and external search for a Chief Technology Officer to report to Mr. Bisgay. During the search process, Managing Director Michael Tobin, a 12-year veteran of Knight, will serve as interim CTO. Knight has also begun an external search for an Operational and Technology Risk Manager to report to Mr. Strauss.

In addition, Executive Vice President Steven Sadoff will transition to building the firm’s correspondent clearing, prime brokerage and futures businesses from overseeing operations, services and technology.

“Steven Sadoff has led several critical initiatives at Knight including the buildout of Knight’s trading floor technology, networking infrastructure and clearing operations,” said Mr. Joyce. “I’m excited about Knight’s clearing-focused initiatives, which I’ve asked Steve to lead, as they leverage Knight’s execution capabilities to expand our client offering.”

Biographies

Steven Bisgay

Executive Vice President, Chief Operating Officer and Chief Financial Officer

Knight Capital Group, Inc.

Steve Bisgay is responsible for all financial and operational aspects of the firm. He has more than 20 years of experience in the securities and financial services industries.

Mr. Bisgay has been Chief Financial Officer of the Company since August 2007. Prior to his appointment, Mr. Bisgay was the Managing Director, Business Development for the Company since November 2005. Previously, Mr. Bisgay was the Group Controller for the Company since June 2003 and the Director of Internal Audit for the Company since June 2001. Mr. Bisgay is a certified public accountant and was a Senior Manager in the Financial Services Industry Practice at the accounting firm of PricewaterhouseCoopers LLP from 1989 to 2001. Mr. Bisgay served on the Board of Managers of Direct Edge Holdings LLC from July 2007 to December 2008, and currently serves as a member of the Finance and Audit Committee of the Board of Managers of Direct Edge Holdings LLC.

Mr. Bisgay received a bachelor of science in accounting from Binghamton University and a master of business administration from Columbia University.

Brian S. Strauss

Managing Director, Chief Risk Officer

Knight Capital Group, Inc.

Brian Strauss oversees all credit, market and operational risk management at Knight and has more than 25 years of capital markets credit and risk experience.

Mr. Strauss has been Chief Credit Officer of Knight since October 2010. Prior to his appointment, he was Head of Credit Risk for Knight’s institutional fixed income business. Mr. Strauss joined Knight in August 2009. Prior to that, he was a Managing Director and Senior Credit Officer at UBS Americas Inc. from 2004 to 2009, serving as Co-Head of Hedge Fund Credit in the Americas and managing a team of credit officers and analysts. Earlier, he was a Managing Director and Capital Markets Credit Officer at Bank One. Mr. Strauss is highly active in the New York capital markets risk community. He is the President of the Risk Management Association - New York Chapter (RMA NY) and is a former Chairperson of the Capital Markets Credit Analysts Society (CMCAS).

Mr. Strauss received a bachelor of science in finance from Georgetown University and a master of business administration from the Leonard N. Stern School of Business at New York University.

* * *

About Knight

Knight Capital Group (NYSE Euronext: KCG) is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including broker-dealers, institutions and corporations. Knight is headquartered in Jersey City, N.J. with a global presence across the Americas, Europe, and the Asia Pacific regions. For further information about Knight, please visit www.knight.com.

CONTACTS

Kara Fitzsimmons	Jonathan Mairs
Managing Director,	Director,
Media Relations	Corporate Communications
201-356-1523	& Investor Relations
kfitzsimmons@knight.com	201-356-1529
jmairs@knight.com